Exhibit 99.1

August 2, 2005

National Financial Partners Announces Second Quarter Results

Second Quarter Highlights:

•	Revenue increased 35.0% to $204.8 million

•	Net income increased 21.6% to $12.4 million

•	Net income per diluted share increased 14.3% to $0.32

•	Cash earnings increased 22.8% to $22.1 million

•	Cash earnings per diluted share increased 18.4% to $0.58

•	“Same store” revenue grew 11.1%

•	25 acquisitions effective year-to-date representing $25.7 million of “base earnings” (see Acquisitions)

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 35.0% increase in revenue to $204.8 million for the second quarter of 2005 from $151.7 million in the second quarter of 2004. Net income increased 21.6% to $12.4 million, or $0.32 per diluted share, in the second quarter of 2005, from $10.2 million, or $0.28 per diluted share, in the second quarter of 2004. Cash earnings increased 22.8% to $22.1 million in the second quarter of 2005, from $18.0 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.58, an increase of 18.4% from the second quarter of 2004. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms and additional revenue from acquired firms, offset by the cost of the Company’s now completed internal review, a write-off of the unamortized cost of the prior credit facility and stock-based compensation.

“Our continued ability to find, successfully integrate and expand our network of independent financial service providers was further underscored by the acquisitions we made in the quarter, including our largest acquisition to date, Highland Capital Holding Corporation. Complementing our acquisitions is ‘same store’ revenue growth of 11% for the quarter and 9% for the first six months. We are pleased with our firms’ growth and we maintain our long-term target of high single digit ‘same store’ growth,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 160 firms and over 210 affiliated firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

Second Quarter:

In the second quarter of 2005, the Company announced the completion of seven direct acquisitions and two subacquisitions. The seven direct acquisitions included five acquisitions related to the Highland Capital Holding Corporation acquisition. The consideration paid for the seven direct acquisitions included $59.5 million in cash and the issuance of approximately 613,000 shares of NFP common stock. The Company’s share of the two subacquisitions’ purchase price was approximately $2.9 million in cash and the issuance of approximately 49,000 shares of NFP common stock. The nine acquisitions in aggregate generated approximately $79.3 million in revenue in 2004 and represent base earnings of $13.2 million. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition.

In the second quarter, acquisitions effective in 2005 contributed $31.8 million to the Company’s revenue and for the first six months they contributed $34.6 million to revenue.

July 1, 2005 through August 2, 2005:

Following the end of the second quarter, the Company completed four direct acquisitions and one subacquisition. The consideration for the four direct acquisitions includes $15.9 million in cash and the issuance of approximately 181,000 shares of NFP common stock. The Company’s share of the subacquisition’s purchase price was approximately $0.3 million in cash. The five acquisitions in aggregate generated approximately $14.1 million of revenue in 2004. These firms represent base earnings of $4.2 million.

Ms. Bibliowicz commented, “Our acquisition progress this year has been exceptional. We continue to add high-quality firms that broaden NFP’s geographic reach and product expertise.”

Second Quarter Results

Revenue increased $53.1 million, or 35.0%, to $204.8 million in the second quarter of 2005. Components of the increase included “same store” revenue growth of $13.6 million, or 11.1%, to $136.4 million; revenue growth of $7.3 million, or 23.9%, to $37.9 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $36.6 million of revenue from firms acquired subsequent to the start of the second quarter of 2004 (these firms are not included in the calculation of “same store” revenue growth); less revenue from disposed firms.

Net income was $12.4 million in the second quarter of 2005, or $0.32 per diluted share, up from $10.2 million, or $0.28 per diluted share in the prior year period. The increase was primarily a result of continued growth of existing firms and the acquisition of new firms. Cash earnings were $22.1 million, up 22.8% from $18.0 million in the second quarter of 2004. Cash EPS was $0.58, an increase of 18.4% from the second quarter of 2004.

Gross margin was $46.5 million in the second quarter of 2005, an increase of $11.7 million or 33.6% over the prior year period. As a percentage of revenue gross margin was 22.7% in the second quarter of 2005 compared with 23.0% in the prior period.

Corporate G&A increased 40.2% to $11.5 million in the second quarter of 2005 from $8.2 million in the prior year period. As a percentage of revenue, G&A was 5.6% in the second quarter of 2005 and 5.4% in the second quarter of 2004. The increase in G&A resulted primarily from $2.0 million in costs accrued for the Company’s completed internal review. Stock-based compensation, which is not included in Corporate G&A, increased by $0.7 million to $1.1 million.

Net interest and other represented an expense of $1.3 million versus a positive earnings contribution of $0.3 million a year ago. The second quarter included a $0.5 million write-off of the unamortized cost related to the retirement of NFP’s previous credit facility.

In the second quarter, the Company took a $2.1 million impairment charge related to three firms. Two of these firms had been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The estimated effective tax rate in the second quarter of 2005 was 45.1% compared with 46.0% in the 2004 period. On a year-to-date basis, the tax rate was 44.5% versus 45.6% a year ago.

Completion of Credit Agreement

In the second quarter, NFP completed a $175 million credit facility. The credit facility is structured as a three-year revolving commitment that may be converted to a term facility maturing during the one-year period following conversion. This facility replaced NFP’s previous $90 million credit facility and will be used to finance new acquisitions and fund general corporate purposes.

Legal and Regulatory Matters

As previously disclosed, several of our firms have received subpoenas and other informational requests from governmental authorities, including the New York Attorney General’s Office, seeking information regarding compensation arrangements, any evidence of bid rigging and related matters. These subpoenas and requests appear to be similar to those received by other insurance intermediaries in their respective states. We have and will continue to cooperate fully with all governmental agencies. We also have completed a voluntary internal review of the policies and practices of our insurance operations in light of industry developments. The voluntary internal review was conducted under the supervision of outside counsel. In connection with our response to the governmental authorities’ subpoenas and other informational requests and the internal review conducted by us and outside counsel, neither we nor outside counsel discovered any evidence of bid rigging, or fictitious or inflated quotes involving collusion with insurance carriers. The internal review also examined our compensation arrangements in connection with our insurance operations, including the impact of such arrangements on carrier selection, and we have implemented, and will continue to implement, structural changes, compensation arrangement changes, enhanced organizational controls, and enhanced regulatory and compliance programs.

Additionally, we, along with over twenty other unrelated insurance brokers and insurers, were named as a defendant in three putative class actions filed by alleged policyholders in various federal courts. These actions have been consolidated in the District of the State of New Jersey and assert, on behalf of a class of persons who purchased insurance through the broker defendants, claims arising from the types of conduct alleged in the New York Attorney General’s civil complaint against Marsh Inc. and Marsh & McLennan Companies, Inc., primarily relating to bid rigging. We dispute the allegations in the consolidated action and intend to defend the action vigorously. Additional complaints may be filed against us in various courts alleging claims arising from the types of conduct alleged in the New York Attorney General’s complaint or related matters. Our ultimate liability, if any, in the pending and possible future suits is uncertain and subject to contingencies that are not yet known.

We cannot predict at this time the effect that any current or future regulatory activity, investigations or litigation will have on our business. Given the current regulatory environment and the number of our subsidiaries operating in local markets throughout the country, it is possible that we will become subject to further governmental inquiries and subpoenas and have lawsuits filed against us. Our ultimate liability, if any, in connection with these matters and any possible future such matters is uncertain and subject to contingencies that are not yet known.

Earnings Conference Call

The Company will conduct its second quarter 2005 earnings conference call and audio webcast on Wednesday August 3, 2005, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-4923 (when prompted, callers should enter the access code 15385692). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 34933069. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,800 producers in 41 states and Puerto Rico consisting of over 160 firms and over 210 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will,” “will work” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including elimination or modification of the federal estate tax, (5) changes in premiums and commission rates, (6) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies, (7) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal investigations of business practices, (8) changes in interest rates or general economic conditions, and (9) other factors described in NFP’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenue:
Commissions and fees	$204,766	$151,687	$365,380	$282,619

Cost of Services:
Commissions and fees	54,229	42,522	100,962	79,278
Operating expenses	63,833	43,407	119,312	87,605
Management fees	40,189	30,910	67,399	54,143

Total cost of services	158,251	116,839	287,673	221,026

Gross margin	46,515	34,848	77,707	61,593

Corporate and other expenses:
General and administrative	11,533	8,227	22,210	15,617
Stock-based compensation	1,111	393	2,045	583
Amortization of intangibles	5,676	4,785	11,074	9,411
Impairment of goodwill and intangible assets	2,117	1,709	3,657	1,709
Depreciation	1,881	1,342	3,547	3,322
Loss (gain) on sale of subsidiaries	317	(145)	317	(145)

Total corporate and other expenses	22,635	16,311	42,850	30,497

Income from operations	23,880	18,537	34,857	31,096

Net interest and other	(1,334)	285	(2,026)	200

Income before income taxes	22,546	18,822	32,831	31,296

Income tax expense	10,157	8,664	14,613	14,277

Net income	$12,389	$10,158	$18,218	$17,019

Earnings per share:
Basic	$0.35	$0.30	$0.52	$0.51

Diluted	$0.32	$0.28	$0.48	$0.47

Weighted average shares outstanding:
Basic	35,328	33,546	34,916	33,309

Diluted	38,235	36,554	37,836	36,358

CALCULATION OF GROSS MARGIN Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Total revenue	$204,766	$151,687	$365,380	$282,619
Cost of services (excludes management fees):
Commissions and fees	54,229	42,522	100,962	79,278
Operating expenses	63,833	43,407	119,312	87,605

Gross margin before management fees	86,704	65,758	145,106	115,736
Management fees	40,189	30,910	67,399	54,143

Gross margin	$46,515	$34,848	$77,707	$61,593

Gross margin as percentage of total revenue	22.7%	23.0%	21.3%	21.8%
Gross margin before management fees as percentage of total revenue	42.3%	43.4%	39.7%	41.0%
Management fees, as a percentage of gross margin before management fees	46.4%	47.0%	46.4%	46.8%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

Unaudited (Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
GAAP Net Income	$12,389	$10,158	$18,218	$17,019
Amortization of intangibles	5,676	4,785	11,074	9,411
Depreciation	1,881	1,342	3,547	3,322
Impairment of goodwill and intangible assets	2,117	1,709	3,657	1,709

Cash Earnings	$22,063	$17,994	$36,496	$31,461

GAAP Net Income per share - diluted	$0.32	$0.28	$0.48	$0.47
Amortization of intangibles	0.15	0.13	0.29	0.26
Depreciation	0.05	0.04	0.09	0.09
Impairment of goodwill and intangible assets	0.06	0.05	0.10	0.05

Cash Earnings per share - diluted (1)	$0.58	$0.49	$0.96	$0.87

(1)	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

( in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$51,210	$83,103
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	54,024	53,692
Current receivables	65,836	69,721
Other current assets	14,067	23,175

Total current assets	185,137	229,691
Intangibles, net	343,370	273,207
Goodwill, net	353,618	281,212
Deferred tax assets	21,639	17,937
Other non-current assets	35,607	24,413

Total assets	$939,371	$826,460

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$50,811	$51,043
Bank loan	75,000	—
Other current liabilities	89,037	134,193

Total current liabilities	214,848	185,236
Deferred tax liabilities	104,869	86,623
Other non-current liabilities	15,097	8,329

Total liabilities	334,814	280,188

STOCKHOLDERS’ EQUITY
Common stock	3,680	3,530
Additional paid-in capital	591,198	533,825
Retained earnings	39,780	30,000
Treasury stock	(30,101)	(21,083)

Total stockholders’ equity	604,557	546,272

Total liabilities and stockholders’ equity	$939,371	$826,460